Exhibit 99.1

Sovran Self Storage Reports First Quarter Results, Adjusted FFO per Share Increases 16.7%, Guidance Raised

BUFFALO, N.Y.--(BUSINESS WIRE)--April 30, 2014--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2014.

Net income available to common shareholders for the first quarter of 2014 was $16.7 million or $0.51 per fully diluted common share. For the same period in 2013, net income available to common shareholders was $14.3 million, or $0.47 per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.88 per fully diluted common share compared to $0.82 for the same period last year. In the first quarter of 2014, the Company incurred net acquisition costs of $2.8 million in connection with its property purchases and had a straight line rent adjustment of $0.5 million relating to the lease expense of the former Westy properties. In the first quarter of 2013, the Company incurred acquisition costs of $0.5 million. Absent these charges, adjusted FFO per share was $0.98 and $0.84 for the first quarter of 2014 and 2013, respectively.

Improved occupancies and increased rental rates more than offset the anticipated increases in property taxes, snow removal and utilities, resulting in the strong FFO growth.

David Rogers, the Company’s CEO, commented, “We had a strong first quarter. Our marketing and pricing strategies continue to attract customers who tend to stay with us for the long haul, and as a result we experienced fewer move-outs than we have in recent winters. This enabled us to maintain high occupancies throughout the slow leasing season and it set us up well for the busy months to come.”

OPERATIONS:

Total revenues increased 18.1% over last year’s first quarter, while operating costs increased 16.6%, resulting in an NOI (3) increase of 18.9%. Overall occupancy averaged 88.7% for the period and rental rates increased 9.2% to an average of $11.75 per sq. ft.

Revenues for the 386 stores wholly owned by the Company since January 1, 2013 increased 8.3% from those of the first quarter of 2013, the result of a 310 basis point increase in average occupancy, a 3.4% increase in rental rates and strong growth in insurance commissions.

Same store operating expenses increased 6.4% for the first quarter of 2014 compared to the prior year period, primarily the result of increased property tax charges of 10.4%. Utility costs and snow removal expenses were also higher than expected due to the extended harsh winter.

Consequently, same store net operating income increased 9.3% this period over the first quarter of 2013.

General and administrative expenses increased by approximately $1.2 million over the same period in 2013, primarily due to increases in internet advertising and personnel costs associated with operating more stores during the quarter than at this time last year.

During the first quarter of 2014, the Company experienced positive same store revenue and NOI growth in most every state in which it operates. The stores with the strongest revenue impact include those in Texas, Florida, New York, North Carolina, and Georgia.

PROPERTIES:

As previously announced, the Company acquired six properties early in 2014 at a total cost of $86.7 million. Two of these acquisitions are located in Southeast Florida; two are in Portland, ME; and one each are in San Antonio and Austin, TX. The properties total approximately 460,000 sq. ft. of rentable space and all are located in markets where the Company already has a presence.

On March 31, 2014 the Company also acquired an 86,000 sq. ft. facility in the Chicago market for $8.7 million.

Rogers commented, “These properties are great additions to our portfolio, and should enhance our position in each of their markets.”

At March 31, 2014, the Company was under contract to acquire 17 self-storage facilities for cash consideration of approximately $120.7 million. The Company may assign the purchase of four of the facilities, with a combined purchase price of $47.1 million, to Sovran HHF in which it has a 20% ownership interest. If the Company does assign the four facilities to Sovran HHF, the Company’s cash contribution to Sovran HHF for the purchase of those four facilities would be approximately $9.4 million. The purchase of these facilities by the Company or Sovran HHF is subject to customary conditions to closing, and there is no assurance that these facilities will be acquired.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at March 31, 2014:
-	Debt to Enterprise Value (at $73.45/share)	22.1%
-	Debt to Book Cost of Storage Facilities	35.3%
-	Debt to EBITDA Ratio	4.8x
-	Debt Service Coverage	5.0x

At March 31, 2014, the Company had approximately $6.3 million of cash on hand, and $60 million available on its line of credit (without considering the additional $75 million available under the expansion feature).

Subsequent to the end of the quarter, on April 8, 2014, the Company issued $175 million of ten-year unsecured notes at a fixed rate of 4.533%. $115 million of the proceeds were used to pay down the Company’s line of credit balance; the remainder will be used to fund future acquisitions and property expansions.

The Company issued 359,102 shares of its common stock via its previously announced ATM program during the quarter at an average price of $74.32 per share, resulting in net proceeds of $26.3 million after issuance costs. The Company used the proceeds to fund the purchase of the aforementioned properties. Also, in January, the Company issued 47,583 shares at an average price of $62.69 through its Dividend Reinvestment Plan.

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company announced a quarterly dividend of $0.68 per share or $2.72 annualized.

YEAR 2014 EARNINGS GUIDANCE:

Management is encouraged by its customers’ average length of stay, rent growth, and resiliency in most markets. The following assumptions covering operations have been utilized in formulating guidance for the second quarter and full year 2014:

Same Store Projected Increases Over 2013
	2Q 2014	Full Year 2014
Revenue	6.5 – 7.5%	6.0 – 7.0%
Operating Costs (excluding property taxes)	4.5 – 5.5%	3.5 – 4.5%
Property Taxes	10.0 – 11.0%	8.5 – 9.5%
Total Operating Expenses	6.0 – 7.0%	5.0 – 6.0%
Net Operating Income	6.5 – 7.5%	6.5 – 7.5%

The Company intends to spend up to $30 million on its expansion and enhancement program. It has also budgeted $16 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

In addition to the $95.4 million of properties acquired thus far in the first quarter, the Company has assumed $100 million of additional acquisitions in 2014. Per share FFO guidance is projected after adding back third party acquisition costs.

General and administrative expenses are expected to increase to approximately $39 million due to the need for additional personnel required for recent acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its internet marketing presence, Corporate Alliance and third party management programs.

As a result of the financing that took place on April 8, 2014, the Company has approximately $60 million of cash available. While it is expected that this will be deployed in the purchase of facilities later in the year, the impact of this funding is somewhat dilutive in the short term. Purchases in excess of the $60 million cash on hand are expected to be funded via the Company’s line of credit, which carries an interest rate of LIBOR plus 1.5%.

At March 31, 2014, the Company had 32.9 million shares of common stock outstanding and 0.2 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2014 to be approximately $4.25 to $4.29 per share, and between $1.03 and $1.05 per share for the second quarter of 2014.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 1, 2014. To access the conference call, dial 877.407.8033 (domestic), or 201.689.8033 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “events and conference calls” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering conference ID 13580118.

ABOUT SOVRAN SELF STORAGE, INC:

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 487 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2014	2013
Assets
Investment in storage facilities:
Land	$346,052	$312,053
Building, equipment and construction in progress	1,617,007	1,552,584
	1,963,059	1,864,637
Less: accumulated depreciation	(377,685)	(366,472)
Investment in storage facilities, net	1,585,374	1,498,165
Cash and cash equivalents	6,260	9,524
Accounts receivable	4,774	5,119
Receivable from joint venture	860	883
Investment in joint venture	30,199	30,391
Prepaid expenses	7,594	5,978
Intangible asset - in-place customer leases (net of accumulated
amortization of $14,217 in 2014 and $13,551 in 2013)	1,922	1,092
Fair value of interest rate swap agreements	580	794
Other assets	5,445	9,929
Total Assets	$1,643,008	$1,561,875

Liabilities
Line of credit	$115,000	$49,000
Term notes	575,000	575,000
Accounts payable and accrued liabilities	27,095	37,741
Deferred revenue	7,589	6,708
Fair value of interest rate swap agreements	9,233	7,523
Mortgages payable	2,223	2,254
Total Liabilities	736,140	678,226

Noncontrolling redeemable Operating Partnership Units at redemption value	14,535	12,940

Equity
Common stock	341	337
Additional paid-in capital	1,097,014	1,066,399
Accumulated deficit	(169,516)	(162,450)
Accumulated other comprehensive loss	(8,331)	(6,402)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	892,333	870,709
Total Liabilities and Equity	$1,643,008	$1,561,875

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	January 1, 2014	January 1, 2013
	to	to
(dollars in thousands, except share data)	March 31, 2014	March 31, 2013

Revenues
Rental income	$69,953	$59,562
Other operating income	4,406	3,344
Management fee income	1,098	973
Total operating revenues	75,457	63,879

Expenses
Property operations and maintenance	17,064	15,125
Real estate taxes	8,066	6,419
General and administrative	9,956	8,793
Acquisition related costs	2,778	486
Operating leases of storage facilities	1,997	-
Depreciation and amortization	11,276	10,271
Amortization of in-place customer leases	666	931
Total operating expenses	51,803	42,025

Income from operations	23,654	21,854

Other income (expense)
Interest expense (A)	(7,343)	(8,457)
Interest income	6	-
Gain on sale of real estate	-	421
Equity in income of joint ventures	458	386

Income from continuing operations	16,775	14,204
Income from discontinued operations	-	168
Net income	16,775	14,372
Net income attributable to noncontrolling interests	(102)	(92)
Net income attributable to common shareholders	$16,673	$14,280

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.51	$0.46
Discontinued operations	$-	$0.01
Earnings per share - basic	$0.51	$0.47

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.51	$0.46
Discontinued operations	$-	$0.01
Earnings per share - diluted	$0.51	$0.47

Common shares used in basic
earnings per share calculation	32,383,996	30,488,853

Common shares used in diluted
earnings per share calculation	32,538,429	30,654,495

Dividends declared per common share	$0.68	$0.48

(A) Interest expense for the three months ending March 31 consists of the following
Interest expense	$7,148	$8,248
Amortization of deferred financing fees	195	209
Total interest expense	$7,343	$8,457

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	January 1, 2014	January 1, 2013
	to	to
(dollars in thousands, except share data)	March 31, 2014	March 31, 2013

Net income attributable to common shareholders	$16,673	$14,280
Net income attributable to noncontrolling interests	102	92
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	11,716	11,001
Depreciation of real estate included in discontinued operations	-	89
Depreciation and amortization from unconsolidated joint ventures	376	375
Gain on sale of real estate	-	(421)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(176)	(162)
Funds from operations available to common shareholders	28,691	25,254
FFO per share - diluted	$0.88	$0.82

Non-recurring Adjustments to FFO
Acquisition costs expensed	2,778	486
Operating leases straight line rent adjustment	497	-
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(20)	(3)
Adjusted funds from operations available to common shareholders	31,946	25,737
Adjusted FFO per share - diluted	$0.98	$0.84

Common shares - diluted	32,538,429	30,654,495

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) * 386 stores owned since 12/31/12 (unaudited)	January 1, 2014	January 1, 2013
	to	to		Percentage
(dollars in thousands)	March 31, 2014	March 31, 2013	Change	Change

Revenues:
Rental income	$63,938	$59,389	$4,549	7.7%
Tenant insurance commissions	2,290	1,668	622	37.3%
Other operating income	1,203	1,199	4	0.3%
Total operating revenues	67,431	62,256	5,175	8.3%

Expenses:
Payroll and benefits	6,254	6,187	67	1.1%
Real estate taxes	7,058	6,394	664	10.4%
Utilities	2,861	2,502	359	14.3%
Repairs and maintenance	2,711	2,445	266	10.9%
Office and other operating expense	2,420	2,418	2	0.1%
Insurance	1,073	1,023	50	4.9%
Advertising & yellow pages	357	398	(41)	-10.3%
Total operating expenses	22,734	21,367	1,367	6.4%

Net operating income (3)	$44,697	$40,889	$3,808	9.3%

QTD Same store move ins	38,618	38,115	503

QTD Same store move outs	35,577	36,707	(1,130)

OTHER COMPARABLE QUARTERLY SAME STORE DATA * (unaudited)	January 1, 2014	January 1, 2013
	to	to		Percentage
	March 31, 2014	March 31, 2013	Change	Change
Stores owned since 12/31/11 (358 stores) (2)
Revenues	$61,554	$57,384	$4,170	7.3%
Expenses	20,427	19,213	1,214	6.3%
Net operating income (3)	$41,127	$38,171	$2,956	7.7%

Stores owned since 12/31/10 (328 stores) (2)
Revenues	$55,940	$52,336	$3,604	6.9%
Expenses	18,393	17,376	1,017	5.9%
Net operating income (3)	$37,547	$34,960	$2,587	7.4%

(2) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental quarterly same store data.

OTHER DATA	Same Store (2)		All Stores (4)
	2014	2013	2014	2013

Weighted average quarterly occupancy	88.9%	85.8%	88.7%	85.7%

Occupancy at March 31	89.4%	86.0%	89.1%	86.0%

Rent per occupied square foot	$11.16	$10.79	$11.75	$10.76

(4) Does not include unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the months ended March 31, 2014:

Beginning balance	$1,864,637
Property acquisitions	93,854
Improvements and equipment additions:
Expansions	1,048
Roofing, paving, and equipment:
Stabilized stores	1,812
Recently acquired stores	127
Change in construction in progress (Total CIP $11.5 million)	1,671
Dispositions and Impairments	(90)
Storage facilities at cost at period end	$1,963,059

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2014	March 31, 2013

Management and administrative salaries and benefits	5,288	4,626
Internet advertising & marketing	1,420	1,054
Training	273	434
Call center	395	382
Uncle Bob's Management costs	121	186
Income taxes	272	332
Other administrative expenses (5)	2,187	1,779
	$9,956	$8,793

(5) Other administrative expenses include professional fees, office rent, travel expense, investor relations and miscellaneous other expenses.

	March 31, 2014	March 31, 2013

Common shares outstanding	32,938,654	31,376,265
Operating Partnership Units outstanding	198,913	199,163

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended March 31, 2014
(unaudited)

		Square Feet	Avg Qtrly Rent per Occupied Square Foot	Avg Quarterly Occupancy for the Three Months Ended March 31,		Revenue for the Three Months Ended March 31,			Expenses for the Three Months Ended March 31,			NOI for the Three Months Ended March 31,
State	Stores			2014	2013	2014	2013	% Change	2014	2013	% Change	2014	2013	% Change

Alabama	22	1,595	$8.13	87.6%	84.0%	$3,073	$2,918	5.3%	$950	$959	-0.9%	$2,123	$1,959	8.4%
Arizona	10	669	10.01	81.1%	75.0%	1,482	1,349	9.9%	462	490	-5.7%	1,020	859	18.7%
Connecticut	5	318	18.11	86.0%	93.0%	1,273	1,212	5.0%	449	424	5.9%	824	788	4.6%
Florida	60	3,975	11.02	88.2%	84.7%	10,250	9,434	8.6%	3,241	3,092	4.8%	7,009	6,342	10.5%
Georgia	28	1,949	10.12	88.4%	78.3%	4,668	4,068	14.7%	1,453	1,396	4.1%	3,215	2,672	20.3%
Illinois	9	703	12.79	84.9%	77.9%	1,988	1,740	14.3%	967	885	9.3%	1,021	855	19.4%
Louisiana	14	816	10.91	91.1%	88.2%	2,135	2,028	5.3%	551	544	1.3%	1,584	1,484	6.7%
Maine	2	114	12.68	90.7%	87.8%	343	319	7.5%	118	119	-0.8%	225	200	12.5%
Maryland	3	139	15.89	88.2%	89.1%	504	511	-1.4%	183	162	13.0%	321	349	-8.0%
Massachusetts	12	656	14.07	89.8%	90.5%	2,180	2,048	6.4%	829	769	7.8%	1,351	1,279	5.6%
Mississippi	12	916	9.38	89.2%	87.1%	2,029	1,936	4.8%	571	567	0.7%	1,458	1,369	6.5%
Missouri	8	515	11.51	88.1%	89.5%	1,369	1,289	6.2%	503	482	4.4%	866	807	7.3%
New Hampshire	4	261	11.39	91.8%	89.5%	711	655	8.5%	236	218	8.3%	475	437	8.7%
New Jersey	2	121	17.48	89.4%	79.4%	493	410	20.2%	209	216	-3.2%	284	194	46.4%
New York	28	1,681	13.93	90.1%	85.4%	5,540	5,233	5.9%	2,048	1,898	7.9%	3,492	3,335	4.7%
North Carolina	19	1,155	9.91	91.4%	87.3%	2,767	2,478	11.7%	760	748	1.6%	2,007	1,730	16.0%
Ohio	16	1,089	9.76	88.7%	87.1%	2,483	2,324	6.8%	837	773	8.3%	1,646	1,551	6.1%
Pennsylvania	4	220	9.90	91.9%	88.0%	521	494	5.5%	193	164	17.7%	328	330	-0.6%
Rhode Island	4	206	12.27	90.3%	83.8%	627	577	8.7%	305	230	32.6%	322	347	-7.2%
South Carolina	8	449	10.35	89.5%	85.3%	1,107	997	11.0%	376	365	3.0%	731	632	15.7%
Tennessee	4	291	9.99	89.6%	90.0%	681	661	3.0%	239	249	-4.0%	442	412	7.3%
Texas	94	6,704	11.45	90.4%	89.1%	18,143	16,676	8.8%	6,282	5,676	10.7%	11,861	11,000	7.8%
Virginia	18	1,236	11.19	84.5%	82.9%	3,064	2,899	5.7%	972	941	3.3%	2,092	1,958	6.8%

Portfolio Total	386	25,778	$11.16	88.9%	85.8%	$67,431	$62,256	8.3%	$22,734	$21,367	6.4%	$44,697	$40,889	9.3%

Properties owned since 12/31/12 (detail shown above)	386	25,778	11.16	88.9%	85.8%	67,431	62,256	8.3%	22,734	21,367	6.4%	44,697	40,889	9.3%
Properties owned since 12/31/11	358	23,578	11.07	89.4%	87.5%	61,554	57,384	7.3%	20,427	19,213	6.3%	41,127	38,171	7.7%
Properties owned since 12/31/10	328	21,757	10.91	89.2%	87.3%	55,940	52,336	6.9%	18,393	17,376	5.9%	37,547	34,960	7.4%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.

Exhibit B

Sovran Self Storage, Inc.

Debt Maturity Schedule
March 31, 2014
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (1)	2014	2015	2016	2017	2018	Thereafter	Total

Line of credit (2)	Jun-2018	Variable	1.65%	$-	$-	$-	$-	$115,000	$-	$115,000

Term note	Apr-2016	Fixed	6.38%	-	-	150,000	-	-	-	150,000
Term note	Jun-2020	Swapped to fixed	4.02%	-	-	-	-	-	125,000	125,000
Term note	Jun-2020	Swapped to fixed	3.26%	-	-	-	-	-	100,000	100,000
Term note	Jun-2020	Swapped to fixed	3.02%	-	-	-	-	-	100,000	100,000
Term note	Aug-2021	Fixed	5.54%	-	-	-	-	-	100,000	100,000
Mortgage note	May-2026	Fixed	5.99%	95	134	142	151	160	1,541	2,223

				$95	$134	$150,142	$151	$115,160	$426,541	$692,223

(1) Rate as of March 31, 2014 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.1 million in 2014.

(2) Line of credit balance was completely paid down on April 8, 2014 with the proceeds of a $175 million 10 year term note maturing April 2024 bearing interest at a fixed rate of 4.533% based on the Company's current credit rating.

CONTACT:
Sovran Self Storage, Inc.
Diane Piegza, 716-650-6115
Vice President, Corporate Communications